UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Securities Exchange Act of 1934

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MBIA Inc.

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MBIA Inc.	Joseph W. Brown
113 King Street	Chairman
Armonk, NY 10504
914-273-4545

March 31, 2004

Dear Owners:

I am pleased to invite you to the annual meeting of MBIA shareholders on Thursday, May 6, 2004. The meeting will be held at our office located at 113 King Street, Armonk, New York, at 10:00 a.m.

Our formal agenda for this year’s meeting is to vote on the election of Directors, which includes one new nominee for election, and to ratify the selection of independent auditors for 2004. After the formal agenda is completed, Gary Dunton and I will report to you the highlights of 2003 and discuss the outlook for our business in 2004. We will also answer any questions you may have.

Whether or not you plan to attend the meeting, your vote on these matters is important to us. Please complete, sign and return the enclosed proxy card in the envelope provided. Alternatively, you can vote your proxy by telephone or through the Internet by following the instructions on the enclosed proxy card.

We appreciate your continued support on these matters and look forward to seeing you at the meeting.

Very truly yours,

Joseph W. Brown
Chairman

MBIA INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Dear Shareholders:

We will hold the annual meeting of MBIA Inc. (“MBIA” or the “Company”) shareholders at the Company’s offices located at 113 King Street, Armonk, New York, on Thursday May 6, 2004 at 10:00 a.m., New York time in order:

1:	To elect ten directors for a term of one year, expiring at the 2005 Annual Meeting;

2:	To ratify the selection of PricewaterhouseCoopers LLP, certified public accountants, as independent auditors for the Company for the year 2004;

3:	To transact any other business as may properly come before the meeting.

These items are more fully described in the following pages. You may vote your shares either in person at the meeting or by mailing in the completed proxy card, provided you were a shareholder of record at the close of business on March 18, 2004. You may also vote your shares if you were a shareholder of record at the close of business on March 18, 2004 by telephone or through the Internet by following the instructions on the enclosed proxy card.

Shareholders are reminded that shares cannot be voted unless the signed proxy card is returned, or other arrangements have been made to have the shares represented at the meeting, or unless they vote their shares by telephone or Internet as described on the proxy card.

Sincerely,

Richard L. Weill
Secretary

113 King Street

Armonk, New York 10504

March 31, 2004

MBIA INC.

PROXY STATEMENT

Purpose of the Proxy.    This proxy statement and the enclosed proxy card are being mailed to you on or about March 31, 2004 because MBIA’s Board of Directors is soliciting your vote at the 2004 annual meeting of shareholders. MBIA’s Annual Report for the year 2003 is included in this package as well, and together this material should give you enough information to allow you to make an informed vote.

How it Works.    If you owned MBIA stock at the close of business on March 18, 2004, you are entitled to vote. On that date, there were 144,720,918 shares of MBIA common stock outstanding, which is our only class of voting stock. You have one vote for each share of MBIA common stock you own.

Please fill in your proxy card and send it to us before the date of our annual meeting or vote by telephone or over the Internet. If you do not specify how your proxy is to be voted, it will be voted as recommended by the Board of Directors. You can revoke your proxy at any time before the annual meeting if, for example, you would like to vote in person at the meeting.

If you abstain from voting, or if your shares are held in the name of your broker and your broker does not vote on any of the proposals, your proxy will be counted simply to calculate the number of shares represented at the meeting. It will not be counted as a vote on any proposal.

Directors are elected by a plurality of the votes cast. To ratify the independent auditors, a majority of shares voting is required.

Proposal 1:

ELECTION OF DIRECTORS

All of MBIA’s directors are elected at each annual shareholders’ meeting for a one-year term. Shareholders will elect ten directors at the 2004 meeting to serve a term expiring at the 2005 annual meeting.

Following is information about each nominee, including biographical data for at least the last five years. Should one or more of these nominees become unavailable to accept nomination or election as Director (an event not now anticipated), all proxies received will be voted for such other persons as the Board may recommend, unless the Board reduces the number of directors.

Joseph W. Brown	Mr. Brown joined the Company as Chief Executive Officer in January 1999 and became Chairman of the Company in May 1999. Prior to that he was Chairman of the Board of Talegen Holdings, Inc. from 1992 through 1998. Prior to joining Talegen, Mr. Brown had been with Fireman’s Fund Insurance Companies as President and Chief Executive Officer. Mr. Brown has served as a director of the Company since 1990 and previously served as a director from December of 1986 through May of 1989. Mr. Brown also serves as a director of Oxford Health Plans, Inc. and Safeco Corporation. Age 55.

C. Edward Chaplin	Mr. Chaplin is Senior Vice President and Treasurer of Prudential Financial Inc., responsible for Prudential’s capital and liquidity management, corporate finance, and banking and cash management. He is also the Chairman of the Financial Controls Committee of Prudential, a management group supervising capital commitments, balance sheet and legal entity structure, and a member of the Investment Oversight Committee of the Company’s pension plans. Mr. Chaplin has been with Prudential since 1983 and is a member of the Board of Trustees of Newark School of the Arts, as well as a board member and Treasurer of the Executive Leadership Council, a business group promoting workplace diversity. He holds a B.S. from Rutgers College and a Master’s Degree in City and Regional Planning from Harvard University. He is also a Chartered Financial Analyst. Mr. Chaplin was appointed to the Board of Directors by a unanimous vote of the Board on December 16, 2002 in accordance with the Board’s power under the Company’s By-Laws to fill interim vacancies on the Board. Age 47.

David C. Clapp	Mr. Clapp retired as a General Partner of Goldman, Sachs & Co. in 1994. From 1990 until late 1994, he was Partner-in-Charge of the Municipal Bond Department at Goldman Sachs & Co. (investment bank). Mr. Clapp is a member of the boards of the Hazelden Foundation, Kent School, Scenic Hudson Inc. and Bard College. He is past Chairman of the Municipal Securities Rulemaking Board, Chairman Emeritus of the Board of Trustees of the Museum of the City of New York and Chair of the New York Arthritis Foundation. Mr. Clapp has served as Director of the Company since 1994. Age 66.

Gary C. Dunton	Mr. Dunton, who joined MBIA in early 1998, is President and Chief Operating Officer of the Company. Prior to joining MBIA, he was President of the Family and Business Insurance Group, USF&G Insurance, with which he had been associated since 1992. Prior to joining USF&G, he was responsible for Aetna Life & Casualty Standard Commercial Lines business. Mr. Dunton was on the Company’s Board from 1996 until early 1998 rejoining the Board in 1999. Mr. Dunton currently serves as a Director of OfficeTiger B.V., an on-line support services company. Age 48.

Claire L. Gaudiani	Dr. Gaudiani is a Visiting Scholar at the Yale Law School. From 1988 until June 2001, Dr. Gaudiani was President of Connecticut College. Dr. Gaudiani has also been President and CEO of the New London Development Corporation since 1997 and continues in that capacity. She also serves as a Director of The Henry Luce Foundation Inc. She has been a Director of the Company since being elected at the 1992 Annual Meeting. Age 59.

Freda S. Johnson	Ms. Johnson is President of Government Finance Associates, Inc. (municipal finance advisory company), a firm which she has been associated with since late 1990. She served as Executive Vice President and Executive Director of the Public Finance Department of Moody’s Investors Service, Inc. from 1979 to 1990. Ms. Johnson is a past member of the National Association of State Auditors, Comptrollers and Treasurers’ National Advisory Board on State and Local Government Secondary Market Disclosure and a past member of the corporate advisory board of Queens College. She is also a past Director of the National Association of Independent Public Finance Advisors and was a member of the Municipal Securities Rulemaking Board’s MSIL Committee on Dissemination of Disclosure Information. Ms. Johnson has served on the Company’s Board of Directors since 1990. Age 57.

Daniel P. Kearney	Mr. Kearney, currently a Financial Consultant, retired as Executive Vice President of Aetna Inc. (insurance company) in February 1998. Prior to joining Aetna in 1991, he served as President and Chief Executive Officer of the Resolution Trust Corporation Oversight Board from 1989 to 1991. From 1988 to 1989, Mr. Kearney was a Principal at Aldrich, Eastman & Waltch, Inc., a pension fund advisor. Mr. Kearney was a Managing Director at Salomon Brothers Inc. (investment bank) in charge of the Mortgage Finance and Real Estate Finance departments from 1977 to 1988. He serves as a Director of Fiserv, Inc., MGIC Investors Corporation, Great Lakes REIT and the Joyce Foundation. Mr. Kearney has served on the Company’s Board of Directors since being elected at the 1992 Annual Meeting. Age 64.

James A. Lebenthal	Mr. Lebenthal is Chairman Emeritus of Lebenthal & Co., Inc., a division of Advest, Inc. (member of the MONY Group). Advest Inc. acquired Lebenthal & Co., Inc., a broker-dealer of municipal bonds, in 2001. He served as Chairman of Lebenthal & Co., Inc. from 1978 through 2001 and as President from 1986 to 1988 and April to June of 1995. He serves on the Board of Directors of the Museum of the City of New York. Mr. Lebenthal has been a Director of the Company since August of 1988. Age 75.

Debra J. Perry	Ms. Perry worked at Moody’s Corporation from 1992 to 2004. Between 2001 and 2004, Ms. Perry was a Senior Managing Director in the Global Ratings and Research Unit of Moody’s Investors Service, Inc. where she oversaw the Americas Corporate Finance, Leverage Finance and Public Finance departments, which are responsible for ratings of all non-financial corporations in the Americas and for tax-exempt securities in the United States. From 1999 to 2001, Ms. Perry served as Chief Administrative Officer and Chief Credit Officer of Moody’s Corporation responsible for the credit policy, technology, human resources and communications functions. Prior to that, from 1996 to 1999, Ms. Perry was a Group Managing Director for Finance, Securities and Insurance rating groups. In March 2004, Ms. Perry was nominated to the Board of Directors of MBIA. Age 49.

John A. Rolls	Mr. Rolls has been President and Chief Executive Officer of Thermion Systems International since 1996. From 1992 until 1996, he was President and Chief Executive Officer of Deutsche Bank North America. Prior to joining Deutsche Bank, he served as Executive Vice President and Chief Financial Officer of United Technologies from 1986 to 1992. He is a Director of Bowater, Inc., Fuel Cell Energy, Inc. and Thermion. Mr. Rolls joined the Company’s Board in 1995. Age 62.

The Board has designated Mr. Clapp as the “Lead Director.” As “Lead Director” Mr. Clapp will serve as acting Chairman of the Board in any board meetings in which Mr. Brown does not participate. Shareholders wishing to communicate with our independent directors may do so by contacting Mr. Clapp. He can be contacted by regular mail sent to David C. Clapp, 85 Broad Street, 2nd Floor, New York, New York 10004.

A majority of the Company’s Board is comprised of “Independent Directors,” in accordance with the definition of “Independent Director” set forth in the New York Stock Exchange Listing Standards.

The Board is continuing to search for one to two additional new Directors and is considering several potential candidates. If suitable candidates are found after the mailing of this proxy and before the 2005 annual shareholders meeting, the Board plans to elect them to the Board in accordance with its power under the Company’s By-Laws to fill interim vacancies on the Board.

The Board has set a policy that no person aged 70 years or older can be nominated a Director. The Board has asked Mr. Lebenthal to remain on the Board for an additional year to provide continuity while any newly elected Board members learn about the Company and its business. Mr. Lebenthal has indicated that he plans to resign from the Board effective December 31, 2004.

Ms. Johnson has also indicated that she plans to resign from the Board effective December 31, 2004.

Ms. Perry was recommended as a nominee to serve on the Board through a third-party search firm retained by the Nominating/Corporate Governance Committee to identify potential nominees to the Board. The recommendation was based on her prior experience and familiarity with the Company’s business and industry. Ms. Perry met with the members of the Nominating/Corporate Governance Committee, who recommended that her candidacy be considered by the full Board. Ms. Perry also met with the Chief Executive Officer and the President. The full Board approved Ms. Perry’s nomination and, after attending and observing a meeting of the Board, Ms. Perry accepted the nomination.

The Board of Directors recommends unanimously that you vote FOR this proposal to re-elect nine incumbent Directors and to elect the one new Director.

Proposal 2:

SELECTION OF INDEPENDENT AUDITORS

Since its founding in 1986, MBIA has used PricewaterhouseCoopers LLP (PwC) as its independent auditor. From 1974 to 1986, PwC served the same role for MBIA’s predecessor organization, the Municipal Bond Insurance Association. During 2003, PwC examined the accounts of the Company and its subsidiaries and also provided tax advice and other services to the Company in connection with its Securities and Exchange Commission filings. In accordance with its practice of periodically rotating audit engagement partners, in 2003 PwC assigned a new audit engagement partner and audit manager to oversee PwC’s audit of MBIA’s financial statements.

Upon recommendation of the Audit Committee, the Board has appointed PwC as the independent auditors of the Company for 2004, subject to shareholder approval.

We expect that one or more representatives of PwC will be available at the Annual Meeting to make a statement, if desired, and to answer questions from those shareholders present.

The Board of Directors recommends unanimously that you vote FOR this proposal to hire PricewaterhouseCoopers LLP as independent auditors for the Company.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

The Board of Directors supervises the overall affairs of the Company. To assist it in carrying out these responsibilities, the Board has delegated authority to six Committees, described below. The Board of Directors met six times during 2003. The Company’s policy on Board attendance, which is contained in the “MBIA Inc. Corporate Governance Practices” and can be found on the Company’s website, www.mbia.com, requires that each Director attend at least 75% of all Board meetings and Committee meetings of which that Director is a member. All of the Directors met this requirement in 2003. During 2003, one Director did not attend one meeting of the Board and another Director did not attend one Committee meeting on which that Director served. Otherwise, all Directors attended all of the Board meetings and meetings of Committees on which they served.

Board Committees

Each Board committee has a charter, which can be found on the Company’s website, www.mbia.com. The committees are as follows:

The Executive Committee, which at year-end consisted of Messrs. Brown (Chairperson), Clapp, Kearney and Rolls, did not meet in 2003. This Committee is authorized to exercise powers of the Board during intervals between Board meetings, subject to limitations set forth in the By-Laws of the Company.

The Finance Committee, which at year-end consisted of Messrs. Chaplin, Clapp, Dunton, and Rolls (Chairperson), met twice during 2003. This Committee approves and monitors the Company’s investment policies, activities and portfolio holdings, and reviews investment performance and asset allocation.

The Risk Oversight Committee, which at year-end consisted of Messrs. Clapp, Dunton and Kearney (Chairperson) met three times during 2003. This Committee monitors the underwriting process to ensure compliance with guidelines, and reviews proposed changes to underwriting policy and guidelines. It also reviews the Company’s exposure guidelines for the insurance portfolio and the Company’s overall portfolio analyses.

The Compensation and Organization Committee, which at year-end consisted of Mr. Clapp (Chairperson), Dr. Gaudiani, Messrs. Kearney and Rolls, met three times during 2003. This Committee reviews and approves overall policy with respect to compensation matters. Every year, the Committee reviews the performance of the Chairman and makes recommendations to the Board on the Chairman’s compensation. The Committee approves senior officer compensation and reviews significant organizational changes and executive succession planning.

The Audit Committee, which at year-end consisted of Ms. Johnson (Chairperson), Messrs. Chaplin, Lebenthal and Rolls, met five times during 2003. This Committee reviews the Company’s annual and quarterly financial statements, reviews the reports of the Company’s independent auditor and the performance of those auditors. The Committee also reviews the qualification of the Company’s Internal Audit Department. In accordance with the Audit Committee Charter and the listing standards of the New York Stock Exchange, each of the Audit Committee members is independent. In addition, the Board has designated Ms. Johnson, Messrs. Rolls and Chaplin as the “audit committee financial experts” (as defined in recently adopted Securities and Exchange Commission rules) on the Audit Committee.

The Nominating/Corporate Governance Committee (previously called the Committee on Directors), which at year-end consisted of Dr. Gaudiani (Chairperson), Ms. Johnson and Mr. Kearney, met three times during 2003. The Committee is responsible for MBIA’s Corporate Governance Practices, which establish corporate governance guidelines and principles with respect to the role of the Board of Directors, meetings of the Board of Directors, Board structure, policy on Board attendance and committees of the Board. This Committee also makes recommendations to the Board on Director nominees and on the size and composition of the Board. It also recommends guidelines and criteria for the selection of nominees. Potential Board nominees are selected in light of the Board’s needs at the time of recommendation. The Committee has engaged a third-party search firm to assist in identifying and evaluating potential nominees. The Committee assesses potential nominees on various criteria, such as relevant business skills and experience, personal character and judgment and diversity of experience. The Committee also considers the ability of potential nominees to devote significant time to Board activities. The independence and financial literacy of potential nominees, as well as their knowledge of and familiarity with the Company’s businesses, are additional considerations in the Committee’s selection process. Potential nominees are reviewed and evaluated first by the third-party search firm, which then forwards all nominees for review and evaluation by the Chairperson of the Committee and then, at the Chair’s discretion, by the entire Committee, which decides whether to recommend a candidate for consideration by the full Board.

The Committee would evaluate potential nominees suggested by shareholders on the same basis as all other potential nominees. Shareholders may recommend a potential nominee by sending a letter to the Company’s Corporate Secretary at MBIA Inc., 113 King Street, Armonk, New York 10504.

Director’s Compensation

Independent Directors

Retainer Fees.    The Company paid Directors who are not Executive Officers a fee of $30,000 for their services in 2003, plus an additional $2,000 for attendance at each Board and Committee meeting. The Company also paid Committee chairs an additional $1,000 per meeting for each meeting they chair.

Under the Company’s Amended and Restated Deferred Compensation and Stock Ownership Plan for Non-Employee Directors, which was approved by the Board and the shareholders in 2002, an eligible Director may elect to be paid the retainer and meeting fees paid annually either in cash on a quarterly basis with no deferral of income, or to defer receipt of all or a portion of such compensation until a time following termination of such Director’s service on the Board. A Director electing to defer compensation may choose to allocate deferred amounts to either a hypothetical investment account (the “Investment Account”), or a hypothetical share account (the “Share Account”), which have been set up to credit such deferred payments.

Amounts allocated to the Investment Account are credited to a hypothetical money market account earning hypothetical interest based on the Lehman Brothers Government/Corporate Bond Index. Amounts allocated to the Director’s Share Account are converted into units with each such unit representing the right to receive a share of common stock at the time or times distributions are made under the Plan. Dividends are paid as stock units each quarter. Distributions of amounts allocated to the Share Account are made in shares of common stock. No transfers are permitted between the accounts. As of year-end, all of the non-employee Directors elected to participate in this plan.

Restricted Stock Grants.    In addition to the annual cash fees payable to Directors, the Company also granted non-employee Directors an award of restricted stock with a value of $50,000 under the Restricted Stock Plan for Non-Employee Directors (the “Restricted Stock Plan”), which was approved by the Board and the shareholders in 2002. If elected to the Board as a Director, Ms. Perry and any other new directors elected to the Board will receive a one-time grant of restricted stock under the Restricted Stock Plan with a value of $75,000.

Shares granted to Directors under the Restricted Stock Plan are subject to restrictions on transferability. The restriction period applicable to a restricted stock award will lapse and the shares of restricted stock will become freely transferable on the earlier of: (i) the death or disability of a participating Director, (ii) a change of control in the Company as defined in the Restricted Stock Plan, (iii) the Company’s failure to nominate a participating Director for re-election, (iv) the failure of the shareholders to elect a participant Director at any shareholders meeting, or (v) the tenth anniversary of the date of the restricted stock grant. Unless otherwise approved by the Compensation and Organization Committee of the Board, if a participating Director leaves the Board for any reason other than the foregoing at any time prior to the date when the restriction period lapses, all unvested shares will revert back to the Company. During the restricted period, a participating Director receives dividends with respect to, and may vote, the restricted shares.

The Compensation and Organization Committee of the Board of Directors has the discretionary authority to determine the Directors to whom restricted stock will be granted and the terms and conditions of such restricted stock, including the number of shares of restricted stock to be granted, the time or times at which the restricted stock will vest, whether any restriction shall be modified or waived after date of grant, and the rights of a participant with respect to the restricted stock following the participant’s termination of service as Director.

Executive Officer Directors.    Messrs. Brown and Dunton, who are also Executive Officers of the Company, do not receive compensation for their services as Directors.

REPORT OF THE COMPENSATION AND ORGANIZATION COMMITTEE

ON EXECUTIVE COMPENSATION

To:         The MBIA Inc. Board of Directors

From:    The Compensation and Organization Committee:

Mr. David C. Clapp, Chairperson

Dr. Claire L. Gaudiani

Mr. Daniel P. Kearney

Mr. John A. Rolls

MBIA’s Compensation and Organization Committee (the “Committee”) is made up of four independent members of the Board of Directors who are not current or former employees of the Company, and are not eligible to participate in any of the programs that it administers.

This report on Executive Compensation by the Committee contains the following topics:

1.	Role of the Compensation and Organization Committee
2.	Guiding Principles of Compensation
3.	2003 Performance Factors
4.	Elements of the Compensation Program
5.	Compensation of the Chief Executive Officer
6.	Succession Planning
7.	Stock Ownership Guidelines
8.	Loans and Stock Activity
9.	Tax Deductibility of Executive Compensation

1.    Role of the Compensation and Organization Committee

We set the overall compensation principles of the Company and evaluate the Company’s entire compensation program at least once a year. As part of our specific responsibilities (i) we review for approval the recommendations of the Chief Executive Officer (the “CEO”) for the aggregate level of compensation to be paid to all employees of the Company, (ii) we review the recommendations of the CEO for the individual compensation levels for members of the senior leadership team, which includes the Company’s Executive Policy Committee and certain other officers (“Senior Officers”) and (iii) we establish and recommend to the Board the compensation level of the CEO. The Board approves the CEO’s and Senior Officers’ compensation levels.

2.    Guiding Principles of Compensation

The fundamental goal of MBIA’s compensation program is to attract, motivate and retain a highly skilled team of executives and employees who will deliver superior performance that builds shareholder value. The Company’s compensation program is significantly linked to shareholder interests as our emphasis is on pay for performance, with individual, operational and corporate performance rewarded on a short-term and long-term basis. Specifically, the principles that guide our compensation program include:

•	Pay for Performance: an employee’s compensation should reflect his or her individual performance and achievement of agreed upon short-term and long-term individual goals, the performance of the employee’s unit and the achievement by the unit of its goals, and the performance of the Company as a whole and the achievement by the Company of its goals.

•	Pay Competitively: compensation should be competitive with organizations with comparable business profiles and similar financial performance.

•	Increase Variable Compensation and Long-Term Incentives: an employee’s variable pay and long-term incentives increase as a percentage of overall compensation as the employee’s overall compensation and responsibility increases.

•	Align Employee and Shareholder Interests: as employees and executives assume greater seniority and responsibility, their compensation should include more long-term incentives that encourage superior performance that builds long-term value for the Company and its shareholders, thereby aligning their interests with the interest of both the Company and its shareholders. The Company uses a combination of grants of restricted stock and stock options to directly align executive compensation with the stock price and grants of MBV awards (as described under “Long Term Incentives” below) to align executive compensation with long-term growth in the value of the business. In line with current shifts in senior executive compensation best practices, the Company has begun to explore a shift in the mix of the components of its long-term compensation awards to utilize a greater percentage of restricted stock, although it still plans to utilize a mix of cash, stock options, MBV awards and restricted stock.

3.    2003 Performance Factors

The Committee reviewed the long-term financial and operational objectives of the Company and the specific objectives set in the Company’s 2003 Business Plan at the beginning of 2003. The Committee noted that the Company met or exceeded most but not all of the goals established in the 2003 Business Plan and was modestly below one financial goal. The Committee reviewed the primary factors that affected the Company’s overall financial performance in 2003, including the results of the Company’s equity asset management business and the low interest rate environment that adversely affected the Company’s investment income for 2003, while taking into account the implementation of the Company’s strategy to shorten the duration of its investment portfolio.

The Committee also reviewed the results for each of the Company’s businesses. Except for the expense management goal, the Company’s insurance operations met or exceeded all of the financial and operational goals for 2003, including, but not limited to, total adjusted direct premiums written, returns on business written, credit quality of business written and expense management. These goals were met while maintaining overall pricing discipline. The Company’s asset management business did meet the objectives established in the 2003 plan and had net increases in assets under management and operating income as compared to 2002, primarily caused by increases in fixed-income assets under management and a reduction in operating expenses which were partially offset by the continued decline of equity assets under management. The municipal services business substantially met all of its objectives in the 2003 plan and had a small operating profit for 2003.

4.    Elements of the Compensation Program

The three components of MBIA’s compensation program are:

•	Annual Fixed Compensation (Salary)

•	Annual Variable Compensation (Bonus)

•	Long-Term Incentives (Stock Options, Restricted Stock Awards and Modified Book Value Awards)

•	Fixed Compensation (Salary)

We base our recommendations on salaries and salary increases for the CEO and the Senior Officers on the job content of each position, competitive salaries for comparable positions, the executive’s experience and the actual performance of each executive. The Company also grants cost of living salary increases from time to time as it deems necessary to remain competitive. For 2004, Mr. Brown, the CEO, recommended, and the Committee and Board agreed, a salary increase for only two of the eleven Senior Officers, to reflect expanded individual contributions and to maintain market competitiveness.

•	Variable Compensation (Bonus)

The annual bonus component of incentive compensation is designed to align our Senior Officers’ compensation with the short-term (annual) performance of the Company. Actual bonus grants can range from 0% to 300% of salary, depending on a Senior Officer’s position and performance. The CEO can receive up to 300% of his salary as a performance-based bonus.

A Senior Officer’s annual bonus is based on the Company’s performance in certain areas, including return on equity, change in earnings per share, change in adjusted book value per share, relative performance to peer group companies, expense management, success in achieving the business plan and strategic goals set for each division, employee development, and the individual Senior Officer’s personal contribution to the achievement of the Company’s goals and of the individual’s specific goals. The weight and effect of any of these factors on the compensation of each Senior Officer varies depending on the individual Officer’s job responsibility.

Based on the Company’s results in 2003, as described under “2003 Performance Factors” above, Mr. Brown recommended, and the Committee and Board agreed, that the aggregate bonus pool for Senior Officers, except for himself and Mr. Dunton, the President and Chief Operating Officer, for the 2003 performance year be set at approximately 90% (compared to 80% for the 2002 performance year) of the maximum bonus payable based on the bonus range established at the beginning of the year. Mr. Brown recommended, and the Committee and Board agreed, that the bonus for Mr. Dunton be set at 90% (compared to 75% for the 2002 performance year) of the maximum bonus payable based on the bonus range established at the beginning of the year. The individual bonuses paid to each of the Senior Officers were recommended by Messrs. Brown and Dunton and approved by the Committee and the Board.

Form of Bonus Payment.    Bonuses for Senior Officers are paid in a combination of cash and restricted stock. The percentage of the bonus payable in the form of restricted stock ranges from 0% to 100%. The actual percentage mix is based on the Senior Officer’s title, job position, relative stock ownership and expected years to retirement.

The actual number of shares of restricted stock granted to a Senior Officer is determined by dividing the portion of the annual bonus to be paid in the form of restricted stock by 75% of the closing price of the Company’s stock on the date of grant. The restricted stock vests in full four years after the grant, and is subject to accelerated vesting under certain conditions, including termination of employment without cause, death or disability or a change of control of the Company.

Sizing the Bonus Pools.    Mr. Brown recommended to the Committee the aggregate size of the Company’s bonus pools for each of the insurance units, the investment management units and the MuniServices unit, excluding from these pools the bonuses paid to the CEO and the Senior Officers.

The size of the pool for each of these units is based both on the Company’s overall performance and on each unit’s performance. Mr. Brown and the Committee considered the following factors in establishing the bonus pool for each unit: return on equity, absolute return as measured by IRR on new business, growth in reported earnings, growth in adjusted book value per share, the relative performance of peer group companies and the unit’s achievement of its annual goals.

For the 2003 performance year, the Committee approved an aggregate bonus pool for the Company’s insurance business funded at 90% (compared to 85% for the 2002 performance year) of the maximum bonus payable to each employee based on the ranges established at the beginning of the year. The bonus pools for other business units were increased or decreased based on the performance of these units during the year. The aggregate amount of bonuses paid to all employees for 2003 was approximately $46 million compared to approximately $39 million for 2002.

•	Long-Term Incentives

The Company’s Long-Term Incentive Plan (the “Plan”) provides participants with an incentive linked to both multiple-year financial performance and shareholder value. The Plan authorizes both the annual granting of stock options as well as the payment of compensation in the form of cash or stock that is paid at the end of a multi-year cycle based on the Company attaining certain performance goals. Individual long-term incentive awards are based on a percentage target of total annual cash (salary plus bonus) compensation as well as an individual’s level of responsibility. Awards under the Plan are typically granted to employees who have a title of Vice President or higher, up to and including the CEO.

Long-term incentive awards are divided between a grant of stock options and a deferred target payment of cash or Company stock that is tied to the achievement of a specified level of growth in modified book value per share (“MBV”) of the Company’s stock. MBV is computed by taking the Company’s GAAP book value and adjusting it to eliminate unrealized gains and losses on investments and derivatives, unearned compensation pertaining to restricted stock awards, dividends declared during the award period; and interest on dividends declared during the award period. In general, long-term incentive awards are split 50/50 between stock options and MBV awards, with Senior Officers receiving higher percentages in the form of stock options.

Stock Options.    Stock options give employees the right to purchase shares of the Company’s common stock at the closing price on the date of the grant. Except for the options granted to the President, each option vests over four or five years, and is subject to accelerated vesting upon a change of control of the Company. All options expire ten years from the date of the grant. On February 10, 2004, a total of 746,050 options were awarded to employees for the 2003 performance year. The Committee continued its long-term approach of valuing stock options using the Black-Scholes option valuation model. In addition, the Company adopted SFAS 123 and 148 in 2002 and began expensing the cost of all outstanding and unvested stock options using the same valuation formulas.

MBV Awards.    An MBV award has a target payout amount and is payable in cash or shares of Company stock three years after the grant date. In order to receive a payout of the 2003 MBV award at the target level, MBV must grow at a compound annual rate of 13.5% for the three-year period. The actual amount of MBV payout ranges between 25% and 200% of the target award, depending on the compound annual growth in MBV. Under the 2003 award, MBV must grow at least 8% in order to receive 25% of the target MBV award and 18% in order to receive the maximum award of 200% of target MBV award.

The Committee also reviewed the performance criteria for the payment of the modified book value award made in February 2001, which is being paid in the first quarter of 2004, and covers the period from 2001 through 2003. Based on such criteria, the Committee approved an award of 120% of the target payout.

Conversion of Split-Dollar Life Insurance Policies.     In light of restrictions on the continuance of split-dollar life insurance policies for executive officers under the Sarbanes-Oxley Act of 2002, the Company decided in 2003 to cancel all split-dollar life insurance policies (“Split-Dollar Policies”) for its Senior Officers and for certain other officers for whom it had maintained Split-Dollar Policies.

The Committee approved the Company’s purchase of a single premium life insurance policy to replace the Split-Dollar Policy for each such covered Officer in an amount equal to three times the Officer’s base pay for 2003. The aggregate cost of the replacement policies was approximately $5,400,000, of which approximately $2,900,000 represented the cost of the replacement policies purchased for Senior Officers, excluding Mr. Brown, and approximately $950,000 represented the cost of the replacement policy purchased for Mr. Brown. The amount of premium paid to purchase the life insurance policy will be reflected as ordinary income on each covered officer’s W-2 for 2003, and each officer is responsible to pay the related taxes due.

5.    Compensation of the Chief Executive Officer

•	Performance Requirements

The CEO’s salary and bonus are based on a number of factors related to the Company’s and the CEO’s performance including return on equity; change in earnings per share; change in adjusted book value per share; internal returns on insurance business written during the year; relative performance to peer group companies; the achievement of the Company’s business plan goals and the CEO’s achievement of his specific goals. In determining Mr. Brown’s compensation, the Committee gave approximately 70% weight to the achievement of the Company’s financial goals and 30% weight to the achievement of other elements of the Company’s business plan and of his own personal goals. For the 2003 performance year, the present value of Mr. Brown’s aggregate compensation (excluding retirement benefits), which is comprised of base salary, cash bonus and restricted stock, was $10,984,680, up 42% from $7,715,707, the present value of Mr. Brown’s aggregate compensation for the 2002 performance year.

•	Salary, Bonus and Long-Term Incentive Award

Salary.    Mr. Brown’s salary was fixed at $750,000 for five years until January 1, 2004. The board increased his salary to $900,000 effective January 1, 2004.

Bonus.    The Committee noted the Company’s financial results for 2003 and the overall performance of the Company during the year, all as described under “2003 Performance Factors” above, and Mr. Brown’s role in the achievement of the results. The Committee recommended and the Board approved a cash bonus for Mr. Brown of $2,000,000.

Long-Term Incentive Award.    The Committee also recommended a long-term incentive award for Mr. Brown comprised of a restricted common stock grant of 127,000 shares (the “MBV Restricted Stock”) which was valued at $ 8,234,680 on the day of the grant. In line with its determination that Mr. Brown held a sufficient number of stock options, the Committee did not award any stock options to Mr. Brown for the 2003 performance year. In addition, Mr. Brown did not receive an MBV award.

Under the restrictions applicable to the the MBV Restricted Stock, Mr. Brown cannot sell or pledge the stock until the earlier of the Company’s May 2007 Annual Shareholders Meeting and May 31, 2007 on which MBV has appreciated (“MBV appreciation”) by at least 50% from MBV as of January 1, 2004. If MBV appreciation does not reach 50%, before January 1, 2009, then on January 1, 2009 a percentage of the restricted stock will vest, based on a formula, in proportion to MBV appreciation from January 1, 2004 through January 1, 2009. Under the formula, if MBV appreciation from January 1, 2004 through January 1, 2009 is zero, then no MBV restricted stock will vest and if MBV appreciation is 50%, then 100% of the MBV Restricted Stock will vest, with intermediate levels of vesting to be determined by linear interpolation (e.g., MBV appreciation as of January 1, 2009 of 25% will yield 50% vesting, etc.).

The Committee also reviewed Mr. Brown’s 2000 modified book value award (the “2000 MBV Award”) of $1,863,445, which will only be payable if the Company’s stock trades at $70 or above for ten consecutive trading days at some point before December 31, 2005. The Committee approved the conversion of the 2000 MBV Award into 28,739 shares of restricted stock, which have a value equal to $1,863,445 based on the closing price of the stock as of the date of conversion. Under the restrictions applicable to this restricted stock, Mr. Brown cannot sell or pledge the stock until the first day after a consecutive ten-day period that ends on or before December 31, 2005 and during which the stock has traded at $70 or above on each day of the ten-day period. If this price target has not been met on or before December 31, 2005, all of the the restricted stock is forfeited.

All restricted stock granted to Mr. Brown is subject to immediate vesting upon the occurrence of certain events including the termination of Mr. Brown’s employment without cause, Mr. Brown’s death or disability or a change of control of the Company. In addition, unless any restricted stock granted to Mr. Brown has already vested, it is subject to forfeiture upon Mr. Brown’s voluntary termination of employment or termination for cause.

Five-Year Compensation Table for Mr. Brown. The following table shows the Compensation granted to Mr. Brown for each of five years through December 31, 2003.

Year	Salary	Cash Bonus	Annual Bonus Paid in Restricted Stock	Stock Options Present Value	MBV Target Award Present Value	Long-Term Restricted Stock Award	Total Compensation	All Other(1)	LTIP Payouts(2)
Sign-on Award		$0	$0	$19,531,520	$0	$0	$19,531,520	$0	$0
1999	$750,000	$0	$0	$3,035,279	$2,171,133	$0	$5,956,412	$329,440	$0
2000	$750,000	$0	$1,373,077	$5,790,625	$1,250,000	$0	$9,163,702	$395,507	$0
2001	$750,000	$0	$1,373,111	$6,842,813	$1,250,000	$0	$10,215,924	$395,486	$1,685,000
2002	$750,000	$0	$1,600,000	$3,433,802	$1,931,905	$0	$7,715,707	$421,036	$3,020,855
2003	$750,000	$2,000,000	$0	$0	$0	$8,234,680	$10,984,680	$1,366,866	$1,863,445

(1)	All Other consists of (i) contributions to the Company’s money purchase pension plan and 401(k) plan and our non-qualified retirement plan (MBIA credits amounts to this plan that it is precluded from contributing to the pension and 401(k) plans because of IRC limitations), and (ii) premiums paid on behalf of Mr. Brown under an executive life policy.
(2)	MBV Award final payout values upon completion of the performance period. The 2001 payout was in cash and the 2002 and 2003 payouts were converted to restricted stock.

The sign-on option award to Mr. Brown in 1999 was made in exchange for his purchase with cash of an additional 240,000 shares of the Company’s stock to bring his total ownership to 300,000 shares of Company stock. Mr. Brown subsequently purchased an additional 165,000 shares of MBIA stock.

6.    Succession Planning

As part of their annual succession planning review process, in February 2003 the Committee and subsequently the Board reviewed succession plans for all of the Senior Officer positions with the CEO and President of the Company. In addition, the Committee discussed succession plans for the CEO and President positions first with Mr. Brown and subsequently in executive session with no members of management present.

The Committee then reviewed these succession plans with the entire Board in executive session with no members of management present in March 2003 and again in August and November 2003. There were no major changes in individuals or responsibilities in 2003 but several changes were approved for action in 2004. Two senior executives indicated their plans to retire in 2004 and internal and external candidates were discussed with the Committee. Based on the recommendation of the CEO and President, one executive was replaced with an internal candidate and the second was filled by an external candidate.

Pursuant to the long range responsibility of the Committee to identify and plan for CEO succession, the Committee and the Board continued to agree with Mr. Brown’s recommendation that Mr. Dunton was the most qualified executive to succeed him as CEO. Since 2004 marks the end of Mr. Brown’s initial commitment to the Board to serve as Chairman and CEO for five years, he recommended that Mr. Dunton was now fully qualified and ready to assume the CEO position. The Committee and the Board agreed with Mr. Brown’s assessment and planned to continue discussing the implications and implementation of the move in 2004. At the request of the Board, the Committee asked Mr. Brown to commit to serve as executive Chairman of the Board for three additional years ending at the annual shareholder meeting in 2007. Mr. Brown agreed to that request. In connection with Mr. Brown’s reduced responsibilities as a result of the move, the Company expects that his total annual compensation for the proposed three-year period will be reduced by approximately 40% from his 2003 compensation.

After its March 11, 2004 meeting, the Board announced that Mr. Dunton will succeed Mr. Brown as the Company’s Chief Executive Officer at its annual meeting in May 2004. Mr. Dunton will continue as President of the Company in addition to serving as its Chief Executive Officer.

The Board also agreed that Neil G. Budnick, the Company’s Chief Financial Officer, will become President of MBIA Insurance Corp., responsible for new business development in the global public and structured finance markets. A successor to Mr. Budnick as Chief Financial Officer will be named by the Board.

7.    Stock Ownership and Stock Option Exercise Guidelines

The Company has stock ownership guidelines to help increase senior management stock ownership and more closely align senior management’s interests with those of shareholders.

Under these guidelines, the CEO is encouraged to own Company stock with a value equal to approximately five times his annual salary, and the other Senior Officers are encouraged to own Company stock with a value of approximately three or four times their annual salary, depending on their job and title. This includes stock owned in retirement plans and also the value of restricted stock. The CEO and the other Senior Officers either currently own, or are expected within five years of becoming Senior Officers to own, sufficient stock to comply with the stock ownership guidelines. All of the Senior Officers listed in the “Summary Compensation Table” currently comply with these stock ownership guidelines.

The Company also has guidelines for the exercise of stock options and the sale of restricted stock by Senior Officers and others. Under these guidelines, Senior Officers are expected not to exercise stock options until the third year before the expiration of the stock options and not to sell restricted stock that becomes vested for at least three years after the vesting date (net of any sales needed to pay taxes upon vesting). All exercise and sale of stock options by Senior Officers during 2003 related to 10-year options with less than three years to expiration.

8.    Loans and Stock Activity

The Company does not have any program in place to provide loans to Senior Officers of the Company. No senior officer has an outstanding loan with the Company. As described in more detail above under “Conversion of Split-Dollar Life Insurance Policies,” in response to the prohibition under Sarbanes-Oxley on loans to executives, the Company cancelled all split-dollar life insurance policies for the benefit of Senior Officers and others.

To the knowledge of the Company, all stock or stock option activity by Senior Officers and Directors required to be disclosed has been reported to the SEC when required to be disclosed.

9.    Tax Deductibility of Executive Compensation

Based on currently prevailing authority, including proposed Treasury regulations issued in December 1995, and in consultation with outside tax and legal experts, the Committee has determined that it is unlikely that the Company would pay any amounts of executive compensation in 2002 or 2003 that would result in the loss of a federal income tax deduction under Section 162(m) of the Internal Revenue Code of 1986, as amended.

Date: March 11, 2004

This report of the Compensation and Organization Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

CHANGE OF CONTROL ARRANGEMENTS

In 1999, the Company entered into key employee protection agreements with certain of its Executive Officers including Messrs. Brown, Dunton, Budnick, Caouette and Weill. Under these agreements, the Executive Officers are entitled to receive certain severance benefits upon the occurrence of a change of control, if the Company terminates their employment without cause, or if they terminate their employment for “good reason.” These benefits include the payment of severance equal to three times their annual base salary, the payment of a pro rata annual bonus, an immediate vesting of their unvested stock options, the lifting of any restrictions on restricted stock, the accelerated payment of any MBV awards and continued health, life and pension benefits. Each agreement also provides for a tax gross-up to be made to a covered executive in the event that payments to a covered executive are subject to the excise tax on ‘parachute payments’ imposed under Section 4999 of the Internal Revenue Code of 1996, as amended.

MBIA INC.

I. SUMMARY COMPENSATION TABLE

Long-Term Compensation
		Annual Compensation			Awards		Payouts
Name & Principal Position	Year	Salary ($)	Bonus ($)(a)	Other Annual Compensation ($)(b)	Restricted Stock Awards ($)(c)	Securities Underlying Options (#)(d)	LTIP Payouts ($)(e)	All Other Compensation ($)(f)
Joseph W. Brown Chairman and Chief Executive Officer	2003 2002 2001	750,000 750,000 750,000	2,000,000 0 0	0 0 0	3,020,855 1,600,000 1,373,111	304,000 375,000 375,000	0 1,685,000 0	1,366,866 421,036 395,486
Gary C. Dunton President	2003 2002 2001	700,000 600,000 600,000	0 0 0	0 0 0	2,000,000 1,300,000 1,500,000	200,000 200,000 112,500	1,965,600 1,000,000 600,000	744,392 246,715 309,308
Richard L. Weill Vice President	2003 2002 2001	525,000 525,000 525,000	900,000 295,000 330,000	0 0 0	1,000,000 956,900 675,000	55,000 55,000 54,000	1,103,602 561,850 488,775	859,876 206,071 270,121
John B. Caouette Vice President	2003 2002 2001	525,000 525,000 525,000	600,000 295,000 330,000	0 0 0	0 0 0	55,000 75,000 54,000	1,103,602 549,950 535,325	1,778,903 800,124 983,558
Neil G. Budnick Vice President and Chief Financial Officer	2003 2002 2001	575,000 525,000 525,000	500,000 295,000 330,000	0 0 0	550,000 590,000 675,000	55,000 75,000 54,000	1,103,602 527,850 309,558	587,794 200,989 240,163

(a)	For each performance year, bonuses were paid in the first quarter of the following year. See footnote (c) regarding the payment of bonuses in the form of restricted stock.
(b)	No Executive Officer received other annual compensation during 2003 in excess of $50,000 required to be shown in this column. Mr. Brown reimbursed the Company $115,036 for his personal use of a corporate aircraft in which the Company owns a fractional interest.
(c)	Amounts shown for Messrs. Dunton, Weill and Budnick represent restricted stock granted as part of the annual bonus awarded on February 10, 2004 for the 2003 performance year and paid in 30,845, 15,423 and 8,482 shares of restricted stock, respectively. With respect to Mr. Brown for 2003, this amount represents the value of the restricted stock Mr. Brown received in consideration of the conversion of his 1999 ABV Award into 82,335 shares of restricted stock that was granted on February 12, 2003. For all awards, the shares were valued at the closing price on the date of the awards. Dividends are paid on all restricted stock at the same rate payable to all common shareholders and thus are not reflected in the amounts reported. In addition, on February 10, 2004, Mr. Brown received a long-term incentive award of 127,000 shares of restricted stock for the 2003 performance year with a value of $8,234,680 as of the date of the grant. The terms of vesting or forfeiture of the restricted stock granted to Mr. Brown are described in the Report of the Compensation Committee above. Aggregate holdings of restricted stock as of December 31, 2003 are as follows:

	Number of Shares	Value ($)
Joseph W. Brown	249,744	14,792,337
Gary C. Dunton	118,262	7,004,658
Richard L. Weill	65,951	3,906,278
John B. Caouette	0	0
Neil G. Budnick	47,871	2,835,399

(d)	For each performance year, options were granted in the first quarter of the following year. On February 10, 2004, Messrs. Dunton and Budnick were awarded 200,000 and 55,000 stock options, respectively, for the 2003 performance year.
(e)

On March 1, 2004, Messrs. Dunton, Weill, Caouette and Budnick received distributions of the 2000 MBV Award in the following amounts, which represents 120% of the target payout: $1,863,445, $1,043,530, $1,043,530 and $1,043,530, respectively. As described more fully in the Report of the Compensation and Organization Committee, Mr. Brown’s 2000 Modified Book Value Award (the “2000 MBV Award”) of $1,863,445, was converted into 28,739 shares of restricted stock based on the closing price of the stock as of the date of conversion. Under the restrictions applicable to these shares, Mr. Brown cannot sell or pledge the stock until the first day after a consecutive ten-day period that ends on or before December 31, 2005 and during which the stock has traded at $70 or above on each day of the ten-day period. If this price target has not been met on or before December 31, 2005, all of the stock is forfeited.

(f)	Consists of (i) contributions to the Company’s money purchase pension plan and 401(k) plan and MBIA’s non-qualified retirement plan (MBIA credits amounts to this plan that it is precluded from contributing to the pension and 401(k) plans because of Internal Revenue Code limitations), (ii) premiums paid on behalf of such employees to purchase a single premium life insurance policy to replace split-dollar life insurance policies, (iii) premiums paid on behalf of such employees under a supplemental disability insurance policy, and (iv) in the case of Mr. Caouette, a portion of the annual bonus awarded to Mr. Caouette in a deferred stock award (in lieu of restricted stock) of 15,423 shares that will vest and be distributed on February 10, 2008. Such amounts were paid or contributed in 2003 and 2004 for the 2003 performance year as follows:

	Contributions to Pension & 401k Plans	Premiums for Executive Life Policy	Premiums for Supplemental Disability Policy	Deferred Stock Award
Joseph W. Brown	412,500	954,366	0	0
Gary C. Dunton	327,500	406,427	10,465	0
Richard L. Weill	326,250	522,180	11,446	0
John B. Caouette	281,250	482,154	15,499	1,000,000
Neil G. Budnick	221,875	358,326	7,593	0

MBIA INC.

II. OPTION GRANTS IN 2003

Individual Grants

Name	Number of Securities Underlying Options Granted (a)(d)	Percent of Total Options Granted to Employees in 2003(b)	Exercise Price Per Share ($/Sh)	Expiration Date	Grant Date Present Value ($)(c)
Joseph W. Brown	304,000	21%	36.6900	Feb 12, 2013	3,433,802
Gary C. Dunton	200,000	14%	36.6900	Feb 12, 2013	2,259,080
Richard L. Weill	55,000	4%	36.6900	Feb 12, 2013	621,247
John B. Caouette	55,000	4%	36.6900	Feb 12, 2013	621,247
Neil G. Budnick	55,000	4%	36.6900	Feb 12, 2013	621,247

(a)	These options were granted on February 12, 2003 for the 2002 performance year. They have a ten-year term and vest as follows: year 1–0%; year 2–40%; year 3–60%; year 4–80%; year 5–100% (subject to certain acceleration provisions if there occurs a change in control of the Company or upon the death or disability of the employee). With respect to Messrs. Brown’s and Dunton’s awards, no vesting in years 1 to 3; if at any time during years 1 to 9 the stock has traded at $70 per share for ten consecutive trading days (the “Trading Target”), the options would immediately vest in full but no sooner than the third anniversary date. If the Trading Target is not met in years 1 to 9, then the options would vest in full on the ninth anniversary date.
(b)	Percentages are based on the total number of options granted to all employees in 2003 (1,436,010).
(c)	The fair value is based upon the Black-Scholes option valuation model. Black-Scholes is a mathematical model used to estimate the theoretical price an individual would pay for a traded option. The actual value an executive may realize will depend on the excess of the stock price over the exercise price. There is no assurance the value realized will be at or near the value estimated by Black-Scholes. The fair value of each option is $11.2954 based on the following assumptions : (i) an exercise price of $36.69, (ii) an option term of 6.41 years, (iii) a future dividend yield of 2.18%, (iv) a risk-free interest rate of 3.483% and (v) an estimated stock price volatility of 0.3330. The value of the options granted to Messrs. Brown and Dunton has not been adjusted to reflect the additional restrictions on their options.
(d)	The following table shows stock options granted to Messrs. Brown, Dunton, Weill, Caouette and Budnick on February 10, 2004 with respect to the 2003 performance year. Messrs. Brown, Weill and Caouette did not receive stock options in 2004.

Name	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees in 2004 as of Feb. 28, 2004	Exercise Price Per Share ($/Sh)	Expiration Date	Grant Date Present Value($)
Joseph W. Brown	0	0%	NA	NA	0
Gary C. Dunton	200,000	26%	64.8400	Feb 10, 2014	4,435,056
Richard L. Weill	0	0%	NA	NA	0
John B. Caouette	0	0%	NA	NA	0
Neil G. Budnick	55,000	7%	64.8400	Feb 10, 2014	1,219,640

These options have the same vesting terms as described in footnote (a) above. The options granted to Mr. Dunton have substantially the same vesting terms as the options granted to Mr. Dunton on February 12, 2003 described in footnote (a) above, except that the trading target is $90 per share and the expiration date is February 10, 2014. The fair value of each option estimated by the Black-Scholes option valuation model is $22.1753 based on the following assumptions: (i) an exercise price of $64.84, (ii) an option term of 6.58 years, (iii) a future dividend yield of 1.778%, (iv) a risk-free interest rate of 3.991% and (v) an estimated stock price volatility of 0.3393. The value of the options granted to Mr. Dunton has not been adjusted to reflect the additional restrictions on his options. Percentages are based on the total number options granted to employees as of February 28, 2004, which includes the 746,050 options granted on February 10, 2004 plus 34,306 options granted before such date.

MBIA INC.

III. AGGREGATED OPTION EXERCISES IN 2003 AND 2003 YEAR-END OPTION VALUES (a)

Name	Number of Shares Acquired upon Exercise (b)	Value Realized ($) (c)	Number of Securities Underlying Options at December 31, 2003		Value of Unexercised In-the-Money Options at December 31, 2003 ($) (e)
			Exercisable	Unexercisable (d)	Exercisable	Unexercisable
Joseph W. Brown	0	$0	0	2,500,000	$0	$38,077,783
Gary C. Dunton	0	0	232,524	789,631	4,638,523	11,562,469
Richard L. Weill	81,600	2,853,787	193,479	154,826	5,001,883	2,397,627
John B. Caouette	0	0	209,784	287,326	3,794,188	4,098,777
Neil G. Budnick	0	0	140,814	399,826	3,335,279	5,671,527

(a)	Does not include options granted on February 10, 2004 for the 2003 performance year.
(b)	All of these options had expiration dates no later than three years from the date of exercise.
(c)	The “Value Realized” is equal to the fair market value on the date of exercise, less the exercise price, multiplied by the number of shares acquired.
(d)	On January 22, 2004, 246,000 options granted to Mr. Brown on December 9, 1999 and 1,200,000, 300,000, 112,500 and 225,000 options granted to Messrs. Brown, Dunton, Caouette and Budnick, respectively, on January 7, 1999 vested as a result of the Company’s stock trading at $60 or above for ten consecutive trading days.
(e)	These values are based on $59.23 per share, the closing fair market value of the shares underlying the options on December 31, 2003, less the exercise price, times the number of options.

MBIA INC.

IV. LONG-TERM INCENTIVE PLAN—AWARDS IN LAST FISCAL YEAR

Name	Performance Period Until Payout	Threshold	Target (a) (b)	Maximum
Joseph W. Brown	Three years	$600,000	$2,400,000	$4,800,000
Gary C. Dunton	Three years	412,500	1,650,000	$3,300,000
Richard L. Weill	Three years	212,500	850,000	$1,700,000
John B. Caouette	Three years	212,500	850,000	$1,700,000
Neil G. Budnick	Three years	212,500	850,000	$1,700,000

(a)	The awards were made on February 12, 2003 for the 2002 performance year, with the payout, if any, occurring in early 2006. The target award is based on a projected 13.5% growth in the modified book value per share of the Company’s stock, subject to the threshold level which requires 8% growth and the maximum level which requires 18% growth. With respect to Mr. Brown’s award, unless the stock has traded at $70 per share for ten consecutive trading days during the period between February 12, 2003 and December 31, 2007, he will receive no award regardless of the growth in modified book value per share of the Company’s stock.
(b)	The following table sets forth the long-term incentive awards made to Messrs. Dunton, Caouette and Budnick on February 10, 2004 with respect to the 2003 performance year with the payout, if any, occurring in early 2007:

Name	Performance Period Until Payout	Threshold	Target	Maximum
Joseph W. Brown	NA	$0	$0	$0
Gary C. Dunton	Three years	462,500	1,850,000	3,700,000
Richard L. Weill	NA	0	0	0
John B. Caouette	Three years	231,250	925,000	1,850,000
Neil G. Budnick	Three years	250,000	1,000,000	2,000,000

MBIA INC.

V. EQUITY COMPENSATION PLAN INFORMATION TABLE

	(a)	(b)	(c)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	10,410,429	$43.65	2,566,831
Equity compensation plans not approved by security holders	—	—	—

Total	10,410,429	$43.65	2,566,831

Total Return data and graph for 2003 Proxy Statement

	1998	1999	2000	2001	2002	2003

MBIA Inc. Common Stock	100	81.74	116.33	127.68	105.91	145.37

S&P 500 Index	100	121.04	110.02	96.96	75.54	97.19

S&P Financial Index	100	104.11	130.83	119.12	101.68	133.21

REPORT OF THE AUDIT COMMITTEE

To:         The MBIA Inc. Board of Directors

From:    The Audit Committee:

Ms. Freda S. Johnson, Chairwoman

Mr. C. Edward Chaplin

Mr. James A. Lebenthal

Mr. John A. Rolls

The Audit Committee is composed of four outside Directors who are not employees or officers of the Company. In the business judgment of the Board, these Directors are free of any relationship that would interfere with their independent judgment as members of this Committee. A copy of the Audit Committee Charter is available on the Company’s web site.

This report of the Audit Committee covers the following topics:

1.	Respective Roles of the Audit Committee, Company Management and the Independent Auditors

2.	2003 Activities

3.	Limitations of the Audit Committee

1.	Respective Roles of the Audit Committee, Company Management and the Independent Auditors

Our Committee is responsible for oversight of the Company’s financial statements and results, the audit process and internal controls. We also recommend to the Board of Directors the selection of the Company’s outside auditors, and we review the auditors’ procedures that ensure their independence with respect to the services performed for the Company.

Company management is responsible for the preparation, presentation and integrity of the Company’s financial statements, for the Company’s accounting and financial reporting principles and for the Company’s internal controls and procedures. These internal controls and procedures are designed to assure compliance with accounting standards and applicable laws and regulations.

The independent auditors, PricewaterhouseCoopers LLP (PwC), are responsible for performing an independent audit of the consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and expressing an opinion with respect to the fair presentation of the consolidated financial statements in accordance with accounting standards generally accepted in the United States of America.

2.    2003 Activities

In performing our oversight role this year, we have:

•	considered and discussed the audited financial statements with management and the independent auditors;

•	discussed and reviewed all communication with the auditors, as required by Statement on Auditing Standards No. 61, “Communications with Audit Committees.” We have received a letter from the auditors as required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” In connection with this requirement, PwC has not provided to the Company any information technology consulting services relating to financial information systems design and implementation;

•	adopted a procedure for the approval by the Audit Committee of the retention of the Company’s auditors to perform permitted non-audit services; and

•	considered the other non-audit services by the Company’s auditors and concluded that such services were not incompatible with maintaining their independence.

Based on the reviews and discussions we describe in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to below and in the Charter, we recommended to the Board of Directors that the Company’s audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

In addition, in the first quarter of 2004 the Audit Committee approved certain changes to its existing charter. A copy of the revised Audit Committee Charter is attached to this Proxy Statement as Exhibit A and is also available on the Company’s web site.

3.    Limitations of the Audit Committee

As members of the Audit Committee, we are not professionally engaged in, nor experts in the practices of, auditing or accounting. Nor are we experts with respect to determining auditor independence. We rely on the information provided to us and on the representations made by management and the independent auditors. Therefore, we do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that PwC is in fact “independent.” Furthermore, the Audit Committee has not conducted independent procedures to ensure that management has maintained appropriate accounting and financial reporting principles or internal controls designed to assure compliance with accounting standards and applicable laws and regulations.

Date: March 11, 2004

This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Principal Accountant Fees and Services

The Company paid PwC a total of $2,945,000 and $2,008,000, respectively, for professional services rendered for the years ended December 31, 2003 and 2002, broken down as follows (in thousands):

	2003	2002
Audit	$1,685	$1,187
Audit Related	$419	$253
Tax	$760	$509
All Other	$81	$139

Total	$2,945	$2,088

Audit fees were for professional services rendered in connection with the audits of the consolidated financial statements of the Company, statutory and subsidiary audits, the issuance of comfort letters and consents, procedures performed in connection with the income tax provision, and assistance with the review of documents filed with the SEC.

Audit Related fees were for assurance and related services performed in connection with audits of the employee benefit plans, issuance of required statutory communications, and consultations concerning financial accounting and reporting standards.

Tax fees were for services related to tax compliance, the preparation of certain tax returns and claims for refund, tax planning, and tax advice including assistance with and representation in tax audits and appeals.

All Other fees were for services rendered in connection with assisting the Internal Audit Department.

PwC did not provide the Company with any information technology services relating to financial systems design and implementation for 2003.

Pursuant to its Charter, the Audit Committee has responsibility for the pre-approval of all audit and permitted non-audit services to be performed for the Company by the independent auditors. The Audit Committee has adopted a policy for the approval of non-audit related services. At the beginning of the year, the Audit Committee reviews and approves any proposed audit and non-audit related services for the year and the associated costs. The Audit Committee also reviews at its meetings other audit and non-audit services proposed to be provided by the independent auditors. The Committee has delegated to the Chairperson the authority to grant pre-approvals if the Chairperson deems it necessary or appropriate to consider a pre-approval request without a meeting of the full Committee. Pre-approvals by the Chairperson are reviewed with the Committee at its next regularly scheduled meeting.

In considering the pre-approval of proposed audit or non-audit services by the independent auditors, management reviews with the Audit Committee a description of, and the budget for, the proposed service and the reasons that the independent auditors are being requested to provide the services, including any possible impact on the independence of the independent auditors. Additional Committee approval is required if the pre-approved services exceed the pre-approved budgeted amount for the services.

OTHER MATTERS/SHAREHOLDER PROPOSALS

The Board knows of no other business to be brought before the meeting other than what is set forth above. If other matters are introduced at the meeting, the individuals named as proxies on the enclosed proxy card are also authorized to vote upon such matters using their own discretion. Under the terms of the Company’s By-Laws, shareholders who intend to present an item of business at the 2005 annual meeting must provide notice of such business to the Company’s secretary no later than November 15, 2004.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The table below contains certain information about the only beneficial owners known to the Company as of March 30, 2004 of more than 5% of the outstanding shares of Common Stock.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percent % of Class
Wellington Management Company LLP(1) 75 State Street Boston, MA 02109	18,671,962	12.955
FMR Corp.(2) 82 Devonshire Street Boston, MA 02109	8,435,585	5.853

(1)	This information as to the beneficial ownership of shares of Common Stock is based on the February 12, 2004 Schedule 13G/A filed by Wellington Management Company LLP with the Securities and Exchange Commission (“SEC”). Such filing indicates that Wellington does not have sole voting power nor sole dispositive power with respect to any of these shares.
(2)	This information as to the beneficial ownership of shares of Common Stock is based on the February 16, 2004 Schedule 13G filed by FMR Corp. with the SEC. Such filing indicates that FMR does not have sole voting power but does have sole dispositive power with respect to any of these shares.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth, as of March 18, 2004, the beneficial ownership of shares of Common Stock of each Director, each Senior Officer named in the Summary Compensation Table above, and all Directors and Executive Officers of the Company, as a group.

Name	Shares of Common Stock Beneficially Owned	Shares Acquirable Upon Exercise of Options (2)	Total Shares Beneficially Owned (3)
Directors
Joseph W. Brown (1) (4)	811,903	1,446,000	2,257,903
David C. Clapp (4)	21,420	—	21,420
Gary C. Dunton (1)	164,848	555,024	719,872
C. Edward Chaplin	4,171	—	4,171
Claire L. Gaudiani (4)	14,242	—	14,242
Freda S. Johnson (4)	26,748	—	26,748
Daniel P. Kearney (4)	22,760	—	22,760
James A. Lebenthal (4)	26,056	—	26,056
John A. Rolls (4)	35,699	—	35,699
Executive Officers (1)
Richard L. Weill	154,595	211,879	366,474
John B. Caouette	128,629	363,084	491,713
Neil G. Budnick	73,205	406,414	479,619
All of the above and other Executive Officers as a group	1,655,139	3,687,124	5,342,263

(1)	This number includes shares held by the Executive Officers under the Company’s exempt 401(k) Plan and includes restricted shares and stock units awarded annually to certain of the Executive Officers.
(2)	This column indicates the number of shares that are presently exercisable or will become exercisable on or before May 6, 2004 under the Company’s stock option program.
(3)	The percentage of shares of common stock beneficially owned by all Directors and Executive Officers as a group is 3.7% of the shares of common stock outstanding.
(4)	This number includes (a) common stock equivalent deferral units held under the Company’s Deferred Compensation and Stock Ownership Plan for Non-Employee Directors, (b) Common Stock units awarded under the Restricted Stock Compensation Plan and (c) restricted stock awarded under the Restricted Stock Plan for Non-Employee Directors. (See the discussion of these plans under “The Board of Directors and its Committees”).

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Ownership of and transactions in the Company’s stock by Executive Officers and Directors of the Company are required to be reported to the Securities and Exchange Commission in accordance with Section 16 of the Securities Exchange Act of 1934. To the best of the Company’s knowledge, such required filings were made on a timely basis.

The Company has adopted a Standard of Conduct that applies to all executive officers and employees. The Standard of Conduct can be found on the Company’s web site.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Empire State Municipal Exempt Trusts, Guaranteed Series

MBIA Corp. insures municipal bonds held by certain of the Guaranteed Series of Empire State Municipal Exempt Trusts. One of the co-sponsors of the Guaranteed Series of Empire State Municipal Exempt Trusts is Lebenthal & Co., Inc., the chairman emeritus of which is James A. Lebenthal, a director of the Company. The Company believes the terms of the insurance policies and the premiums charged are no less favorable to MBIA Corp. than the terms and premium levels for other similar unit investment trusts.

VOTING BY TELEPHONE OR VIA THE INTERNET

The Company has arranged to allow you to vote your shares of common stock by telephone or via the Internet. You may also vote your shares by mail. Please see the proxy card or voting instructions form accompanying this Proxy Statement for specific instructions on how to cast your vote by any of these methods.

In order to vote your shares by telephone or via the Internet, your vote must be received by 4:00 p.m., New York City time, on May 5, 2004. Submitting your vote by telephone or via the Internet will not affect your right to vote in person should you decide to attend the Annual Meeting.

The telephone and Internet voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been recorded properly. We have been advised that the Internet voting procedures that have been made available to you are consistent with the requirements of applicable law. If you decide to vote your shares via the Internet, there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that you will have to bear.

MISCELLANEOUS

The cost to prepare and mail these proxy materials will be borne by the Company. Proxies may be solicited by mail, in person or by telephone or telegraph by directors, officers and regular employees of the Company without extra compensation and at the Company’s expense. The Company will also ask bankers and brokers to solicit proxies from their customers and will reimburse them for reasonable expenses. In addition, the Company has engaged MacKenzie Partners of New York to assist in soliciting proxies for a fee of approximately $6,000 plus reasonable out-of-pocket expenses.

A Copy of the Company’s Annual Report On Form 10-K to the Securities And Exchange Commission is Available on the Company’s Website at www.mbia.com or by Writing to the Corporate Communications Department, MBIA Inc., 113 King Street, Armonk, New York 10504.

By order of the Board of Directors,

Richard L. Weill
Secretary

Exhibit A

MBIA INC.

Audit Committee Charter

The Audit Committee of the Board of Directors of MBIA Inc. shall consist of at least three members, each of whom the Board deems independent as defined under applicable SEC and NYSE rules and qualified to perform the functions of Audit Committee member pursuant to the requirements of the NYSE. At least one member of the Committee must be a financial expert as defined by the SEC. The Committee shall have and may exercise the powers of the Board of Directors in the oversight of (i) the financial statements issued by the Company, (ii) the Company’s compliance with the legal and regulatory requirements applicable to financial reporting, and (iii) the qualifications of and performance by both the internal and external auditors. In the course of performing its functions, the Audit Committee shall make regular reports to the Board. The Audit Committee shall meet as often as it determines, but not less frequently than quarterly.

To perform its functions, the Audit Committee shall have the authority to retain independent legal, accounting or other consultants to advise the Committee. The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. The Audit Committee may also meet with the Company’s investment bankers or financial analysts who follow the Company.

The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting. Pre-approvals of permitted non-audit services are subject to the de minimis exceptions described in Section 10A(i)(l)(B) of the Exchange Act.

The Audit Committee shall be directly responsible for the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report of related work. The independent auditor shall report directly to the Audit Committee.

The Audit Committee shall:

1.	Review and discuss with management and the independent auditor the Company’s annual audited financial statements, including disclosures made in management’s discussion and analysis as well as any major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies. Review any analysis prepared by management or the independent auditor of significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including an analysis of the effect of alternative GAAP methods on the Company’s financial statements and a description of any transactions as to which management obtained Statement on Auditing Standards No. 50 letters.

2.	Review with management and the independent auditor the effect of regulatory and accounting initiatives, as well as off-balance sheet structures on the Company’s financial statements.

3.	Review with management and independent auditor the Company’s quarterly financial statements prior to the filing of its Form 10-Q, including the results of the independent auditor’s review of the quarterly financial statements.

4.	Review with management and independent auditor the Company’s annual financial statements prior to the filing of its Form 10-K, including the results of the independent auditor’s audit of the annual financial statements.

5.	Review earnings and other material press releases.

6.	Review material information, including financial information, sent to analysts and rating agencies.

7.	Meet periodically with management to review the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

8.	Review major changes to the Company’s auditing and accounting principles and practices as suggested by internal auditors or management.

9.	Retain the outside auditor to conduct the audit of the consolidated financial statements of the Company and selected subsidiaries, such responsibility being solely that of the Audit Committee.

10.	Review annually the experience and qualifications of the senior members of the independent auditor team and the quality control procedures of the independent auditor. Assure that rotation of both the lead partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit occurs every five years.

11.	Review annually the report by the independent auditor of material issues, if any, raised in its most recent peer review or by inquiries or investigations by governmental or professional authorities within 5 years and the steps taken to deal with such issues.

12.	Approve the retention of the independent auditor for any permitted non-audit service and the fee for such service.

13.	Receive periodic reports from the independent auditor regarding the auditor’s independence, discuss such reports with the auditor, consider whether the provision of non-audit services is compatible with maintaining the auditor’s independence and, if so determined by the Committee, recommend that the Board take appropriate action to satisfy itself of the independence of the auditor.

14.	Terminate the independent auditor, such responsibility being solely that of the Audit Committee.

15.	Discuss with the independent auditor significant consultation the engagement team had had with its national office; speak directly to the independent auditor’s national office, if necessary.

16.	Meet with the independent auditor prior to the audit to review the planning and staffing of the audit, acknowledging that it is the auditor’s responsibility to plan the scope, nature and timing of work to support its audit opinion.

17.	Obtain from the independent auditor assurance that no action under Section 10A(b) of the Securities Exchange Act of 1934 has been initiated.

18.	Obtain reports from management and the Company’s senior internal auditing executive that the Company and the Company’s subsidiary/foreign affiliated entities are in conformity with applicable legal requirements and the Company’s code of ethical conduct, including disclosure of insider and affiliate party transactions.

19.	Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit.

20.	Review with management and the independent auditor any correspondence with regulators or governmental agencies and any employee complaints or published reports that raise material issues regarding the Company’s financial statements or accounting policies. Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

21.	Review with the independent auditor any problems or difficulties the auditor may have encountered and any management letter provided by the auditor and management’s response to that letter. Such review should include any difficulties encountered during the course of the audit work, including any restrictions on the scope of activities or access to required information, and any disagreements with management. The review should also include a discussion of the responsibilities, budget and staffing.

22.	Review the reports of the Company’s internal auditor and management’s response thereto.

23.	Review the Company’s financial reporting processes and the appropriateness of the Company’s accounting principles, and consider any significant changes proposed to either those processes or principles.

24.	Review the Company’s code of ethical conduct and its system of monitoring adherence to that code and advise the Board regarding compliance with applicable laws and regulations and with the Company’s code of ethical conduct.

25.	Review the qualifications, activities and organizational structure of the Company’s Internal Audit Department and review the appointment and replacement of the senior internal auditing executive made by the Company. Meet at least quarterly separately in executive session with the independent auditors, the Chief Financial Officer and the senior internal auditing executive. In addition, meet separately in executive session with any other officer or employee of the Company or the Company’s outside counsel in connection with fulfilling the Committee’s responsibilities.

26.	Review with the Company’s General Counsel all legal compliance matters and any legal matter that could have a material impact on the Company’s financial statements, the Company’s compliance policies and any material reports or inquiries received from regulators or government agencies.

27.	Review the adequacy of this Charter at least annually and make any recommended changes to the Board for consideration and approval.

28.	Conduct special investigations and engage special legal, accounting or other consultants to help advise the Committee in connection with such investigations. The results of these investigations are to be reported to the full Board.

29.	Prepare the Annual Report required by the rules of the SEC to be included in the Company’s proxy statement.

30.	Review the findings of examinations conducted by any regulatory agencies and report the results of such findings to the full Board.

31.	Perform such other duties as may be delegated to the Committee by the Board or as may be consistent with this Charter or the Company’s By-Laws.

32.	Review policies regarding risk assessment and risk management.

33.	Set the hiring policies of the Corporation for employees or former employees of the independent auditors, such hiring policies being applicable only for employees who have been separated from the employ of the independent auditor for one year.

34.	Conduct an annual performance evaluation of the Audit Committee.

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management. The independent auditors are responsible for planning and conducting audits to determine whether the financial statements present fairly in all material respects the financial position of the Company.

ANNUAL MEETING OF SHAREHOLDERS

Thursday, May 6, 2004 10:00 A.M.

CORPORATE HEADQUARTERS

113 King Street Armonk, NY 10504

You can view the Annual Report and Proxy Statement on the internet at http://investor.mbia.com.

113 King Street

Armonk, NY 10504 proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 6, 2004.

The undersigned hereby appoints James A. Lebenthal and Freda S. Johnson and each of them, the proxies and agents of the undersigned, each with power of substitution, to vote all shares of Common Stock of MBIA INC. (“the Company”), which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at MBIA INC., 113 King Street, Armonk, New York, on Thursday, May 6, 2004, at 10:00 A.M., New York time, and at any adjournment thereof, with all the powers which the undersigned would possess if personally present, hereby revoking any prior proxy to vote at such meeting and hereby ratifying and confirming all that said proxies and agents or their substitutes or any of them may lawfully do by virtue hereof, upon the following matters, as described in the MBIA INC. Proxy Statement, receipt of which is hereby acknowledged, and in their discretion, upon such other business as may properly come before the meeting or any adjournment thereof.

See reverse for voting instructions.

COMPANY #

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

• VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK HHH EASY HHH IMMEDIATE

• Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 4:00 p.m. (ET) on May 5, 2004.

• Please have your proxy card and the last four digits of your Social Security Number available. Follow the simple instructions the voice prompt provides you.

• VOTE BY INTERNET — http://www.eproxy.com/mbi/ — QUICK HHH EASY HHH IMMEDIATE

• Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 4:00 p.m. (ET) on May 5, 2004.

• Please have your proxy card and the last four digits of your Social Security Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to MBIA Inc., c/o Shareowner ServicesY, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card

Please detach here

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1. Election of directors: 01 Joseph W. Brown 06 Freda S. Johnson Vote FOR Vote WITHHELD

02 C. Edward Chaplin 07 Daniel P. Kearney all nominees from all nominees

03 David C. Clapp 08 James A. Lebenthal (except as marked)

04 Gary C. Dunton 09 Debra J. Perry

05 Claire L. Gaudiani 10 John A. Rolls

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

• Approval of Appointment of PricewaterhouseCoopers LLP as independent auditors.

For Against Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box h Indicate changes below: Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.